Exhibit 99.1

Steven E. Pickett Named Chief Executive Officer at RigNet

HOUSTON, May 31, 2016 (GLOBE NEWSWIRE) — RigNet, Inc. (NASDAQ:RNET), a leading global provider of digital technology solutions, announced today that Steven E. Pickett has been named chief executive officer and president. He will be based in Houston and succeeds Marty Jimmerson, who has served as interim chief executive officer and president.

Pickett most recently served as chief executive officer and president of 21st Century Towers, and previously, he served as chief executive officer of WesTower Communications from 2013 to 2015. Prior to WesTower, Pickett served as chief executive officer and president of Telmar Network Technology from 2008 to 2013. Pickett has served on the board of QuEST Forum since 2010, where he currently serves as chair emeritus. With strong industry background and demonstrated experience in leading significant international companies, Pickett brings a wealth of experience to RigNet. Pickett said “I am very excited to join the RigNet team. RigNet has established itself as a best in class managed-services provider and I see many opportunities for us to build on that success going forward.”

“We are excited to have Steve join the RigNet team and have confidence in his ability to propel RigNet forward as we expand service offerings and step into new markets,” said Chairman James Browning. “Steve’s prior experience and leadership skills position him very well to lead the company with fresh perspective. We look forward to introducing him to our employees, customers, suppliers and investors in the near future.”

Browning added, “Marty Jimmerson has served us very well in the interim CEO role over the past several months as we conducted the search, and we greatly appreciate his leadership and significant contributions while in the role. We thank Marty for his years of dedication to RigNet’s success and wish him the very best in his future endeavors.”

SpencerStuart assisted RigNet with the CEO search.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of digital technology solutions focusing on serving energy facilities, maritime vessels and other global remote locations. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,000 remote sites in over 50 countries on six continents. RigNet is based in Houston, Texas

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Charles E. Schneider

SVP & Chief Financial Officer

RigNet, Inc.

Tel: +1 (281) 674-0699

investor.relations@rig.net